News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2010 RESULTS

•	Third quarter net sales of $11.4 billion
•	Third quarter earnings from continuing operations of $565 million after a charge for the previously disclosed voluntary executive separation program (VESP)
•	Third quarter earnings per share from continuing operations of $1.55 after a $0.32 per share charge for the VESP
•	Third quarter cash from operations of $513 million after discretionary contributions of $1.05 billion to its defined benefit pension trust
•	Updates 2010 outlook and provides trend information on 2011

BETHESDA, Md., Oct. 19, 2010 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2010 net sales of $11.4 billion, a 6 percent increase over the $10.8 billion in 2009. Earnings from continuing operations for the third quarter of 2010 were $565 million, or $1.55 per diluted share, compared to $786 million, or $2.04 per diluted share, in 2009. During the third quarter of 2010, the Corporation incurred an unusual charge of $178 million related to the VESP ($116 million after-tax, or $0.32 per share), which was previously announced on Sept. 7, 2010. The third quarter of 2009 included an unusual tax benefit from the resolution of an IRS examination, which increased earnings from continuing operations by $58 million, or $0.15 per share.

Cash from operations in the third quarter of 2010 was $513 million, after making $1.05 billion in discretionary contributions to the Corporation’s defined benefit pension trust. Cash from operations in the third quarter of 2009 was $1.4 billion and did not include any discretionary contributions to the Corporation’s defined benefit pension trust.

“We had another solid quarter during which we finalized several actions to improve affordability for our customers and add value for our shareholders,” said Chairman and Chief Executive Officer Robert J. Stevens.  “We entered into a definitive agreement to divest our Enterprise Integration Group, approved early separation for almost 600 executives, declared a quarterly dividend increase for the eighth consecutive year, and added more than $1 billion to our pension plan.  In addition, we agreed with the government on price for the fourth production lot of F-35 aircraft, and we were notified that Israel signed a Letter of Offer and Acceptance for the procurement of the F-35 as the Israeli Air Force’s next-generation fighter aircraft.  As we address the new reality of constraints our customers face, I am proud that our 133,000 employees continue to operate with a relentless focus on performance, affordability, and ethical behavior.”

Planned Divestitures

As previously announced on June 2, 2010, the Corporation plans to divest most of Enterprise Integration Group (EIG)  and Pacific Architects and Engineers, Inc. (PAE), two businesses within Information Systems & Global Solutions (IS&GS). As a result, operating results for both EIG and PAE are included in discontinued operations for all periods presented and their assets and liabilities are classified as held for sale on the balance sheet as of Sept. 26, 2010. The Corporation believes it is probable that a transaction to sell PAE will close around the end of 2010.

On Oct. 13, 2010, the Corporation announced that it had entered into a definitive agreement to sell EIG for $815 million.  The Corporation expects this transaction will close by the end of the year, pending review under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. In the third quarter of 2010, most of EIG was classified as discontinued operations after management determined that a sale of EIG was economically preferable to a spin-off of the EIG business to the Corporation’s stockholders.

The decision to divest EIG was based on the analysis of the U.S. Government’s increased concerns about perceived organizational conflicts of interest within the defense contracting community. EIG provides systems engineering, architecture and integration services and support to a broad range of government customers.  The plan to divest PAE is a result of customers seeking a different mix of services that do not fit with the Corporation’s long-term strategy.

Certain financial information herein has been reclassified to exclude the EIG business from the IS&GS business segment.

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	3rd Quarter		Year-to-Date
(In millions, except per share data)	2010	2009	2010	2009

Net sales	$11,375	$10,767	$33,009	$31,792

Operating profit
Segment operating profit	$1,273	$1,249	$3,681	$3,688
Unallocated corporate, net:
FAS/CAS pension adjustment	(111)	(113)	(331)	(342)
Stock compensation expense	(40)	(40)	(122)	(112)
Unusual item – VESP	(178)	—	(178)	—
Other, net	(55)	(28)	(81)	(63)
Operating profit	889	1,068	2,969	3,171
Interest expense	85	74	258	222
Other non-operating income (expense), net	37	54	46	97
Earnings from continuing operations before income taxes	841	1,048	2,757	3,046
Income tax expense[1]	276	262	941	883
Net earnings:
Earnings from continuing operations	565	786	1,816	2,163
Earnings from discontinued operations[2]	6	11	127	34
Net earnings	$571	$797	$1,943	$2,197
Diluted earnings per share:
Continuing operations	$1.55	$2.04	$4.89	$5.53
Discontinued operations	.02	.03	.34	.08
Diluted earnings per share	$1.57	$2.07	$5.23	$5.61
Cash from operations[3]	$513	$1,424	$3,387	$3,778

[1]
The 2010 year-to-date amount includes an unusual charge resulting from legislation that eliminates the tax deduction for benefit costs reimbursed under Medicare Part D, which increased income tax expense by $96 million. The 2009 3rd quarter and year-to-date amounts include a $58 million tax benefit due to the resolution of an IRS examination.

[2]	The 2010 year-to-date amount includes a $96 million tax benefit due to the recognition of a deferred tax asset for PAE book and tax differences recorded when the decision was made to dispose of PAE.
3	The Corporation made discretionary contributions to its defined benefit pension trust of $1.05 billion in the third quarter of 2010 and $1.4 billion year-to-date Sept. 26, 2010. No such pension contributions were made in the nine months ended Sept. 27, 2009.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations.  Actual results may differ materially from those projected.  See the “Forward-Looking Statements” discussion contained in this press release.

2010 FINANCIAL OUTLOOK [1]	2010 Projections
(In millions, except per share data and percentages)	July 2010	Current Update

Net sales	$45,500 - $46,500	$44,900 - $45,900

Operating profit:
Segment operating profit	$5,025 - $5,125	$4,965 - $5,065
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(440)	(440)
Stock compensation expense	(170)	(170)
Unusual item - VESP	—	(180)
Other, net	(100)	(120)
Operating profit	4,315 - 4,415	4,055 – 4,155

Interest expense	(350)	(350)
Other non-operating income, net	10	45
Earnings from continuing operations before income taxes	$3,975 - $4,075	$3,750 - $3,850
Diluted earnings per share from continuing operations	$7.15 - $7.35	$6.75 - $6.95
Cash from operations	> $3,400	> $3,400
ROIC[2]	> 17.0%	> 16.5%

[1]	All amounts approximate.
[2]	See discussion of non-GAAP performance measures at the end of this document.

The Corporation’s updated outlook for 2010 net sales and diluted earnings per share primarily incorporates: the removal of $600 million in projected net sales and $60 million in projected segment operating profit relating to the transfer of the EIG business to discontinued operations; and the inclusion of an unusual charge of $178 million, net of state income taxes, for the VESP. The Corporation has not updated its outlook for any potential gains or losses resulting from the divestitures of PAE or EIG.

The Corporation’s updated outlook for 2010 cash from operations now includes $2.2 billion in discretionary contributions to its pension trust, an increase of $800 million from the prior outlook of $1.4 billion.  Even with this additional $800 million contribution, the Corporation is still maintaining its outlook for cash from operations at $3.4 billion.  Through Sept. 2010, the Corporation has made year-to-date discretionary contributions of $1.4 billion to its pension trusts, and will make the remaining $800 million contribution during the fourth quarter.  The Corporation anticipates recovering approximately $1 billion as CAS cost during 2010, with the remainder being recoverable in future years.

The outlook also does not incorporate any financial effect related to the research and development (R&D) tax credit, which expired on Dec. 31, 2009.  The R&D tax credit benefit will not be incorporated into the Corporation’s results unless it is extended by Congress. The benefit of the R&D tax credit was approximately $0.11 per share for 2009.

2011 Trends

During the second quarter earnings release conference call, management indicated that the Corporation would provide detailed 2011 financial projections including earnings per share data in Jan. 2011.  In the interim, the Corporation is providing the following trend information related to 2011.

Over the past several months, the industry has experienced numerous delays in program decisions as well as program cancellations.  In addition, some adjacent market opportunities have proven to be less mature than previously anticipated.  As a result of the current environment, the Corporation now estimates that its 2011 net sales growth will be in the low single-digit range, and that its 2011 segment operating profit will be consistent with its projected 2010 segment operating profit.

In addition, the continued decline in discount rates used to establish pension expense could negatively impact 2011 earnings.  If one were to assume a 5.0% discount rate at year-end, and the effort to harmonize the timing of recovery of pension expense under government cost accounting standards (CAS) with pension funding requirements is not in effect until after 2011, the Corporation would expect that its 2011 non-cash FAS/CAS pension expense adjustment would be approximately $1.2 billion as compared with the 2010 adjustment of approximately $440 million.

Cash Deployment Strategy

The Corporation continued to execute its cash deployment strategy in the third quarter of 2010 by:
•	making discretionary contributions of $1.05 billion to its pension trust in the quarter and $1.4 billion for the year-to-date period;
•	repurchasing 3.6 million shares at a cost of $268 million in the quarter and 19.8 million shares at a cost of $1.6 billion for the year-to-date period;
•	paying cash dividends totaling $229 million in the quarter and $700 million for the year-to-date period; and
•	expending capital of $171 million during the quarter and $394 million during the year-to-date period.

On Sept. 23, 2010, the Corporation increased its quarterly dividend 19 percent or $0.12 per share. The new quarterly dividend will be $0.75 per share payable Dec. 31, 2010 to the stockholders of record as of the close of business Dec. 1, 2010.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; IS&GS; and Space Systems.

The segment results and discussions that follow reflect the previously discussed exclusion of PAE and EIG from IS&GS’ results as they are both reported as discontinued operations.

Operating profit for the business segments includes equity earnings (losses) from their investments, because the operating activities of the investees are closely aligned with the operations of those segments.  The Corporation’s largest equity investments are United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	3rd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales
Aeronautics	$3,300	$3,084	$9,379	$8,951
Electronic Systems	3,583	3,254	10,387	9,818
Information Systems & Global Solutions	2,524	2,356	7,277	6,976
Space Systems	1,968	2,073	5,966	6,047
Total net sales	$11,375	$10,767	$33,009	$31,792

Operating profit
Aeronautics	$396	$397	$1,092	$1,151
Electronic Systems	425	404	1,261	1,229
Information Systems & Global Solutions	217	212	635	636
Space Systems	235	236	693	672
Segment operating profit	1,273	1,249	3,681	3,688
Unallocated corporate income (expense), net	(384)	(181)	(712)	(517)
Total operating profit	$889	$1,068	$2,969	$3,171

In the discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and performance.

Volume refers to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts.  Volume changes typically include a corresponding change in operating profit based on the estimated profit rate at completion of a particular contract for design, development and production activities.

Performance generally refers to changes in contract profit booking rates.  These changes to contracts for products usually relate to profit recognition associated with revisions to total estimated costs at completion of the contracts that reflect improved (or deteriorated) operating or award fee performance on a particular contract.  Changes in contract profit booking rates on contracts for products are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods.  Recognition of the inception-to-date adjustment in the current or prior periods may affect the comparison of segment operating results.

Aeronautics

($ millions)	3rd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$3,300	$3,084	$9,379	$8,951
Operating profit	$396	$397	$1,092	$1,151
Operating margin	12.0%	12.9%	11.6%	12.9%

Net sales for Aeronautics increased by 7 percent for the third quarter of 2010 from the comparable 2009 period.  Sales increased in Air Mobility and Combat Aircraft but were essentially unchanged between the periods in Other Aeronautics Programs. The increase in Air Mobility primarily was attributable to higher volume on C-130J programs including deliveries and support activities. There were seven C-130J deliveries in the third quarter of 2010 compared to four in the third quarter of 2009. The increase in Combat Aircraft principally was due to higher volume on the F-35 production contracts.  This increase partially was offset by a decrease in volume on the F-35 System Development and Demonstration (SDD) contract, lower volume on the F-22 program and a decline in sales on F-16 and other combat aircraft programs. There were six F-16 deliveries in the third quarter of 2010 compared to eight in the third quarter of 2009.

Operating profit for Aeronautics was essentially unchanged in the third quarter from the comparable 2009 period.  Declines in operating profit in Air Mobility and Combat Aircraft, partially were offset by an increase in Other Aeronautics Programs.  The decrease in Air Mobility operating profit primarily was due to a lower level of favorable performance adjustments on C-130J deliveries in 2010 as compared to 2009.  The decrease in Combat Aircraft’s operating profit primarily was due to the lower volume on the F-35 SDD contract, F-16 programs and F-22 programs as well as a decrease in the level of favorable performance adjustments on other combat aircraft programs in 2010 compared to 2009. These decreases more than offset increased operating profit resulting from higher volume and improved performance on F-35 production contracts. The increase in Other Aeronautics Programs mainly was attributable to higher volume and an increase in the level of favorable performance adjustments in 2010 compared to 2009 on U-2 programs.

Net sales for Aeronautics increased by 5 percent for the nine months ended Sept. 26, 2010 from the comparable 2009 period.  Sales increases in Air Mobility and Other Aeronautics Programs partially were offset by decreases in Combat Aircraft. The increase in Air Mobility primarily was attributable to higher volume on C-130J programs including deliveries and support activities. There were 16 C-130J deliveries in the nine-month period of 2010 compared to 10 in the comparable period of 2009. The decrease in Combat Aircraft principally was due to lower volume on the F-35 SDD contract, a decline in volume on F-16 and other combat aircraft programs as well as lower volume on the F-22 program. There were 17 F-16 deliveries in the nine-month period of 2010 compared to 24 in the comparable period of 2009. These decreases partially were offset by higher volume on F-35 production contracts.

Operating profit for Aeronautics decreased by 5 percent for the nine months ended Sept. 26, 2010 period from the comparable 2009 period.  A decline in operating profit in Combat Aircraft partially was offset by increases in Other Aeronautics Programs and Air Mobility. The decrease in Combat Aircraft’s operating profit primarily was due to lower volume on the F-35 SDD contract, F-16 and other combat aircraft programs, and the F-22 program as well as a decrease in the level of favorable performance adjustments on the F-35 SDD contract and other combat aircraft programs in 2010 compared to 2009. These decreases more than offset increased operating profit resulting from higher volume and improved performance on F-35 production contracts. The increase in Other Aeronautics Programs mainly was attributable to higher volume and improved performance on P-3 programs. The increase in Air Mobility operating profit primarily was due to an increase in the level of favorable performance adjustments in 2010 compared to 2009 on C-130J support programs, which more than offset a decrease in operating profit due to a lower level of favorable performance adjustments on C-130J deliveries in 2010 as compared to 2009.

Electronic Systems

($ millions)	3rd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$3,583	$3,254	$10,387	$9,818
Operating profit	$425	$404	$1,261	$1,229
Operating margin	11.9%	12.4%	12.1%	12.5%

Net sales for Electronic Systems increased by 10 percent for the quarter ended Sept. 26, 2010 from the comparable 2009 period. Sales increased in all three lines of business. The increase at Mission Systems & Sensors (MS2) mainly was due to higher volume on ship & aviation systems, radar systems and surface naval warfare programs, which partially was offset by lower volume on undersea warfare programs. The increase at Global Training & Logistics (GT&L) primarily was due to growth on readiness and stability operations, which partially was offset by lower volume on simulation & training programs. The increase at Missiles & Fire Control (M&FC) primarily was due to higher volume on fire control systems.

Operating profit for Electronic Systems increased by 5 percent for the quarter ended Sept. 26, 2010 from the comparable 2009 period. During the quarter, operating profit increased at MS2 and GT&L but remained essentially unchanged at M&FC. The increase at MS2 primarily was attributable to higher volume on ship & aviation system programs, which partially was offset by lower volume on undersea warfare programs. The increase at GT&L primarily was attributable to higher volume on readiness and stability operations, which partially was offset by lower volume on simulation & training programs in 2010.

Net sales for Electronic Systems increased by 6 percent for the nine months ended Sept. 26, 2010 from the comparable 2009 period. Sales increased in all three lines of business. The increase at GT&L primarily was due to growth on readiness and stability operations, which partially was offset by lower volume on simulation & training programs. The increase at MS2 mainly was due to higher volume on surface naval warfare, ship & aviation systems, and radar systems programs, which partially was offset by lower volume on undersea warfare programs. The increase at M&FC primarily was due to higher volume on air defense and tactical missile programs.

Operating profit for Electronic Systems increased by 3 percent for the nine months ended Sept. 26, 2010 from the comparable 2009 period. Operating profit increased at M&FC and GT&L but remained essentially unchanged at MS2. The increase at M&FC mainly was due to higher volume and improved performance on certain tactical missile programs and higher volume on air defense programs. The increase at GT&L primarily was attributable to higher volume on readiness and stability operations, which partially was offset by the absence in 2010 of a benefit recognized in the first quarter of 2009 from favorably resolving a contract matter at simulation & training programs.

Information Systems & Global Solutions

($ millions)	3rd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$2,524	$2,356	$7,277	$6,976
Operating profit	$217	$212	$635	$636
Operating margin	8.6%	9.0%	8.7%	9.1%

Net sales for IS&GS increased by 7 percent for the quarter ended Sept. 26, 2010 from the comparable 2009 period. Sales increased in Civil and Defense but declined in Intelligence. Civil increased principally due to higher volume on enterprise civilian services. Defense sales increased primarily due to higher volume on mission and combat systems activities. Sales in Intelligence programs declined mainly due to lower volume on security solutions.

Operating profit for IS&GS increased by 2 percent for the quarter ended Sept. 26, 2010 from the comparable 2009 period.  During the quarter, operating profit increased in Civil but declined in Intelligence and Defense. The increase in Civil was mainly due to higher volume on enterprise civilian services. The decrease in Intelligence programs mainly was due to lower volume and performance on security solutions activities. The decrease in operating profit at Defense primarily was attributable to a lower level of favorable performance adjustments on mission and combat systems activities.

Net sales for IS&GS increased by 4 percent for the nine months ended Sept. 26, 2010 from the comparable 2009 period. Sales increased in Civil but declined in Intelligence and Defense. Civil increased principally due to higher volume on enterprise civilian services. Sales in Intelligence programs declined mainly due to lower volume on security solutions. Defense sales decreased primarily due to lower volume on mission and combat systems activities.

Operating profit for IS&GS remained essentially unchanged for the nine months ended Sept. 26, 2010 from the comparable 2009 period.  Operating profit declines in Defense and Intelligence offset an increase in Civil. The decrease in operating profit at Defense primarily was attributable to lower volume on mission and combat systems activities.  The decrease in Intelligence programs mainly was due to lower volume on security solutions. The increase in Civil mainly was due to higher volume on enterprise civilian services.

Space Systems

($ millions)	3rd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$1,968	$2,073	$5,966	$6,047
Operating profit	$235	$236	$693	$672
Operating margin	11.9%	11.4%	11.6%	11.1%

Net sales for Space Systems decreased by 5 percent for the quarter ended Sept. 26, 2010 from the comparable 2009 period.  Sales declines at Space Transportation and Strategic & Defensive Missile Systems (S&DMS) partially were offset by growth in Satellites. The decrease in Space Transportation principally was due to lower volume on the Orion and space shuttle external tank programs.  Lower volume on defensive missile programs drove a decrease in S&DMS sales. The sales growth in Satellites primarily was attributable to higher volume in government satellite activities, which partially was offset by lower volume on commercial satellites. There were no commercial satellite deliveries during the third quarter of 2010 compared to one delivery in the third quarter of 2009.

Operating profit for Space Systems remained essentially unchanged for the quarter ended Sept. 26, 2010 from the comparable 2009 period.  Operating profit increased in Satellites but declined in S&DMS and Space Transportation. Satellites’ operating profit increased primarily due to higher volume and improved performance on government satellite programs, which partially was offset by lower volume on commercial satellite programs. S&DMS operating profit decreased mainly due to lower volume and performance on strategic missile programs. The decrease in Space Transportation mainly was attributable to lower volume on the Orion and space shuttle’s external tank programs. Equity earnings represented 33 percent of operating profit at Space Systems in both the third quarter of 2010 and the third quarter of 2009.

Net sales for Space Systems decreased by 1 percent for the nine months ended Sept. 26, 2010 from the comparable 2009 period.  Sales declines at S&DMS and Space Transportation partially were offset by growth in Satellites. S&DMS sales declined principally due to lower volume on defensive missile programs. The decrease in Space Transportation principally was due to lower volume on the space shuttle external tank and other human space flight programs, which partially was offset by higher volume on the Orion program.  The sales growth in Satellites primarily was attributable to higher volume in government satellite activities, which partially was offset by lower volume on commercial satellites. There were no commercial satellite deliveries during the nine-month period of 2010 compared to one delivery in the comparable 2009 period.

Operating profit for Space Systems increased by 3 percent for the nine months ended Sept. 26, 2010 from the comparable 2009 period.  Growth in Space Transportation’s operating profit partially was offset by a decline in Satellites’ operating profit. S&DMS operating profit was unchanged between periods. The increase in Space Transportation mainly was attributable to higher equity earnings on the ULA and USA joint ventures and higher volume on the Orion program, which partially was offset by lower volume on the space shuttle’s external tank program. Satellites’ operating profit decreased primarily due to lower volume on commercial satellite programs, which partially was offset by higher volume and improved performance on government satellite programs in 2010 as compared to 2009. In S&DMS operating profit increases from higher volume and improved performance on strategic missile programs was offset by lower volume on strategic missile and defensive missile programs. Equity earnings represented 28 percent of operating profit at Space Systems in the nine months ended Sept. 26, 2010, compared to 26 percent in the comparable 2009 period.

Unallocated Corporate Expense, Net

($ millions)	3rd Quarter		Year-to-Date
	2010	2009	2010	2009
FAS/CAS pension adjustment	$(111)	$(113)	$(331)	$(342)
Stock compensation expense	(40)	(40)	(122)	(112)
Unusual item – VESP	(178)	—	(178)	—
Other, net	(55)	(28)	(81)	(63)
Unallocated corporate expense, net	$(384)	$(181)	$(712)	$(517)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate expense, net.”  See the Corporation’s 2009 Form 10-K for a description of “Unallocated corporate costs,” including the FAS/CAS pension adjustment.

In the third quarter of 2010, the Corporation incurred an unusual charge, net of state income tax benefits, of $178 million related to the VESP.  The charge reduced net earnings by $116 million ($0.32 per share during the third quarter of 2010; $0.31 per share for the nine months ended Sept. 26, 2010).  Approximately 600 executives, or about 25 percent of the Corporation’s total executive population, applied to voluntarily participate in the program and were subsequently approved.  Approved VESP participants will receive a lump-sum special payment upon termination which will be made within 90 days from separation of service, which for most participants will be Feb. 1, 2011. The Corporation expects that a substantial amount of the costs of the VESP will be recovered in future periods through pricing of its products and services in U.S. Government contracts. The program represents one of several initiatives we’ve undertaken to address the new reality of our changing business environment consistent with our customers’ need to improve efficiency and deliver cost savings.

Income Taxes

The Corporation’s effective income tax rates were 32.8 percent and 34.1 percent for the quarter and nine months ended Sept. 26, 2010 and 25.0 percent and 29.0 percent for the quarter and nine months ended Sept. 27, 2009.  The effective tax rate for the nine-month period of 2010 was higher than the comparable period in 2009, primarily due to the enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. The tax rates for the third quarter and nine-month periods of 2009 included the effect of an unusual item, the resolution of an IRS examination in the third quarter of 2009 that reduced income tax expense and increased net income from continuing operations by $58 million, or $0.15 per share, and benefits related to the research and development credit, which expired on Dec. 31, 2009.

The 2010 Health Care Acts eliminated the tax deduction for company-paid retiree prescription drug expenses to the extent they are reimbursed under Medicare Part D, beginning in 2013.  Since the tax benefits associated with these future deductions were reflected as deferred tax assets in the Corporation’s 2009 financial statements, the elimination of the tax deductions resulted in a reduction in deferred tax assets and an increase in income tax expense in the first quarter of 2010.  This increase in income tax expense reduced 2010 net earnings by $96 million.

The effective tax rates for both periods included tax benefits for U.S. manufacturing activities and dividends related to the Corporation’s employee stock ownership plans.

Discontinued Operations

Discontinued operations includes the operating results for PAE and EIG for all periods presented and a $96 million tax benefit in 2010 due to the recognition of a deferred tax asset for PAE book and tax differences recorded when the decision was made to dispose of PAE.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 133,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s 2009 sales from continuing operations were $44.0 billion.

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NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. E.T. on Oct. 19, 2010.  A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as:
•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to performance, cost growth, or other factors;
•	changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives);
•	the impact of economic recovery and stimulus plans and continued military operations in Iraq and Afghanistan on funding for existing defense programs;
•	failure to have key programs recertified after notice of exceeding cost-growth thresholds specified by the Nunn-McCurdy process;
•	completion of the technical baseline review of the F-35 program and associated costs and schedule revisions;
•	the award or termination of contracts;
•	actual returns (or losses) on pension plan assets, movements in interest and discount rates and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share;
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;

•	changes in policy, interpretations or challenges to the allowability of costs incurred under government cost accounting standards;
•	materials availability and performance by key suppliers, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future impact of legislation, rulemaking, and changes in accounting, tax, defense procurement, or export policies;
•
the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; including the potential that a delay in the divestiture of EIG could result in U.S. Government customers electing not to renew existing or award new contracts to EIG;

•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services;
•	the ability to attract and retain key personnel; and
•	economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2009 annual report on Form 10-K and its 2010 quarterly reports on Form 10-Q, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of Oct. 18, 2010.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations.  The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes.  ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner.  ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2010 Projections
	July 2010	Current Update
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	Combined	Combined
RETURN	≥ $3,000	≥ $2,885

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $17,650	≤ $17,500

RETURN ON INVESTED CAPITAL	≥ 17.0%	≥ 16.5%

1
Represents after-tax interest expense utilizing the federal statutory rate of 35 percent.  Interest expense is added back to net earnings as it represents the return to debt holders.  Debt is included as a component of average invested capital.

2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily to recognize the funded / unfunded status of the Corporation’s benefit plans.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in the Corporation’s Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
Unaudited
(In millions, except per share data and percentages)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26, 2010 (a)	September 27, 2009 (a)	September 26, 2010 (a)	September 27, 2009 (a)
Net sales	$11,375	$10,767	$33,009	$31,792
Cost of sales	10,577	9,781	30,250	28,816
Gross profit	798	986	2,759	2,976
Other income, net	91	82	210	195
Operating profit	889	1,068	2,969	3,171
Interest expense	85	74	258	222
Other non-operating income (expense), net	37	54	46	97
Earnings from continuing operations before income taxes	841	1,048	2,757	3,046
Income tax expense	276	262	941	883
Earnings from continuing operations	565	786	1,816	2,163
Earnings from discontinued operations (b)	6	11	127	34
Net earnings	$571	$797	$1,943	$2,197
Effective tax rate	32.8%	25.0%	34.1%	29.0%
Earnings per common share
Basic
Continuing operations	$1.57	$2.06	$4.95	$5.59
Discontinued operations	0.02	0.03	0.35	0.08
Basic earnings per common share	$1.59	$2.09	$5.30	$5.67
Diluted
Continuing operations	$1.55	$2.04	$4.89	$5.53
Discontinued operations	0.02	0.03	0.34	0.08
Diluted earnings per common share	$1.57	$2.07	$5.23	$5.61
Average number of shares outstanding
Basic	360.1	381.4	367.1	387.2
Diluted	363.9	385.5	371.1	391.3

Common shares reported in stockholders' equity at quarter end:			357.6	378.2

(a)
It is our practice to close our books and records on the Sunday prior to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention.

(b)	In June 2010, we announced plans to divest most of Enterprise Integration Group (EIG) and Pacific Architects and Engineers, Inc. (PAE). In the second quarter, PAE was classified as discontinued operations and we reflected the IS&GS realignment in IS&GS' and Electronic Systems' results. EIG was classified as discontinued operations in the third quarter.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins (a)
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 26, 2010	September 27, 2009	% Change	September 26, 2010	September 27, 2009	% Change
Net sales
Aeronautics	$3,300	$3,084	7%	$9,379	$8,951	5%
Electronic Systems	3,583	3,254	10	10,387	9,818	6
Information Systems & Global Solutions	2,524	2,356	7	7,277	6,976	4
Space Systems	1,968	2,073	(5)	5,966	6,047	(1)
Total net sales	$11,375	$10,767	6%	$33,009	$31,792	4%

Operating profit
Aeronautics	$396	$397	—%	$1,092	$1,151	(5)%
Electronic Systems	425	404	5	1,261	1,229	3
Information Systems & Global Solutions	217	212	2	635	636	—
Space Systems	235	236	—	693	672	3
Segment operating profit	1,273	1,249	2	3,681	3,688	—
Unallocated corporate expense, net	(384)	(181)		(712)	(517)
Total operating profit	$889	$1,068	(17)%	$2,969	$3,171	(6)%

Margins
Aeronautics	12.0%	12.9%		11.6%	12.9%
Electronic Systems	11.9	12.4		12.1	12.5
Information Systems & Global Solutions	8.6	9.0		8.7	9.1
Space Systems	11.9	11.4		11.6	11.1
Total operating segments	11.2	11.6		11.2	11.6
Total consolidated	7.8%	9.9%		9.0%	10.0%

(a)
In June 2010, we announced plans to divest EIG and PAE. EIG and PAE are now presented in discontinued operations. All of the business segment information presented in the attachments have been reclassified to exclude the EIG and PAE businesses from the IS&GS business segment information for all prior periods presented.

LOCKHEED MARTIN CORPORATION
Effect of EIG discontinued operations on IS&GS' Net Sales, Operating Profit and Margins (a)
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Information Systems & Global Solutions

Net Sales
Results under old structure	$2,661	$2,482	$7,694	$7,357
EIG to discontinued operations	(137)	(126)	(417)	(381)
Reported under new structure	$2,524	$2,356	$7,277	$6,976

Operating profit
Results under old structure	$229	$225	$673	$676
EIG to discontinued operations	(14)	(13)	(41)	(40)
Reported under new structure	$215	$212	$632	$636

Margins
Results under old structure	8.6%	9.1%	8.7%	9.2%
EIG to discontinued operations	(0.1)	(0.1)	—	(0.1)
Reported under new structure	8.5%	9.0%	8.7%	9.1%

(a)
In June 2010, we announced plans to divest EIG and PAE. In the second quarter, PAE was classified as discontinued operations and we reflected the IS&GS realignment in IS&GS' and Electronic Systems' results. EIG was classified as discontinued operations in the third quarter. This attachment shows what the results would have been under the old structure before the movement of EIG to discontinued operations, the impact of the movement and the results under the new structure.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Unallocated corporate expense, net
FAS/CAS pension adjustment	$(111)	$(113)	$(331)	$(342)
Stock compensation expense	(40)	(40)	(122)	(112)
Unusual item - Voluntary Executive Separation Charge	(178)	—	(178)	—
Other, net	(55)	(28)	(81)	(63)
Unallocated corporate expense, net	$(384)	$(181)	$(712)	$(517)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
FAS/CAS pension adjustment
FAS pension expense	$(358)	$(259)	$(1,072)	$(777)
Less: CAS costs	(247)	(146)	(741)	(435)
FAS/CAS pension adjustment	$(111)	$(113)	$(331)	$(342)

	THREE MONTHS ENDED SEPTEMBER 26, 2010			NINE MONTHS ENDED SEPTEMBER 27, 2010
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2010
Voluntary Executive Separation Charge	$(178)	$(116)	(0.32)	$(178)	$(116)	$(0.31)
Elimination of Medicare Part D deferred tax assets	—	—	—	—	(96)	(0.26)
	$(178)	$(116)	$(0.32)	$(178)	$(212)	$(0.57)

	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Item - 2009
Settlement of 2005 - 2007 IRS audits	$—	$58	$0.15	$—	$58	$0.15

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Depreciation and amortization of plant and equipment
Aeronautics	$50	$49	$145	$143
Electronic Systems	58	61	170	179
Information Systems & Global Solutions	17	17	45	48
Space Systems	46	46	133	131
Segments	171	173	493	501

Unallocated corporate expense, net	17	15	46	43
Total depreciation and amortization of plant and equipment	$188	$188	$539	$544

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Amortization of purchased intangibles
Aeronautics	$12	$13	$37	$38
Electronic Systems	5	4	16	13
Information Systems & Global Solutions	7	8	19	25
Space Systems	1	2	2	5
Total amortization of purchased intangibles	$25	$27	$74	$81

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheets
(In millions, except percentages)
	(Unaudited)
	SEPTEMBER 26,	DECEMBER 31,
	2010	2009
Assets
Current Assets
Cash and Cash Equivalents	$2,656	$2,391
Short-term Investments	767	346
Accounts Receivable, Net	6,275	6,061
Inventories	2,093	2,183
Deferred Income Taxes	930	815
Assets of Discontinued Operations Held for Sale	805	—
Other Current Assets	413	681
Total Current Assets	13,939	12,477

Property, Plant and Equipment, Net	4,347	4,520
Goodwill	9,588	9,948
Purchased Intangibles, Net	158	311
Prepaid Pension Asset	171	160
Deferred Income Taxes	3,339	3,779
Other Assets	4,009	3,916
Total Assets	$35,551	$35,111

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$2,352	$2,030
Customer Advances and Amounts in Excess of Costs Incurred	5,060	5,049
Salaries, Benefits and Payroll Taxes	1,890	1,648
Liabilities of Discontinued Operations Held for Sale	344	—
Other Current Liabilities	1,992	1,976
Total Current Liabilities	11,638	10,703

Long-term Debt, Net	5,019	5,052
Accrued Pension Liabilities	10,506	10,823
Other Postretirement Benefit Liabilities	1,292	1,308
Other Liabilities	3,178	3,096
Total Liabilities	31,633	30,982

Stockholders' Equity
Common Stock, $1 Par Value Per Share	358	373
Additional Paid-in Captital	—	—
Retained Earnings	12,150	12,351
Accumulated Other Comprehensive Loss	(8,590)	(8,595)
Stockholders' Equity	3,918	4,129
Total Liabilities and Stockholders' Equity	$35,551	$35,111
Total debt-to-capitalization ratio:	56%	55%

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Cash Flows
Unaudited
(In millions)
	NINE MONTHS ENDED
	September 26, 2010	September 27, 2009

Operating Activities
Net earnings	$1,943	$2,197
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of plant and equipment	539	544
Amortization of purchased intangibles	74	81
Stock-based compensation and related amounts	111	96
Changes in operating assets and liabilities:
Accounts receivable, net	(515)	(720)
Inventories	60	(107)
Accounts payable	354	189
Customer advances and amounts in excess of costs incurred	25	350
Other	796	1,148
Net cash provided by operating activities	3,387	3,778

Investing Activities
Expenditures for property, plant and equipment	(394)	(481)
Net cash used for short-term investment transactions	(421)	(389)
Acquisition of businesses / investments in affiliates	(41)	(420)
Other	(11)	11
Net cash used for investing activities	(867)	(1,279)

Financing Activities
Repurchases of common stock	(1,566)	(1,362)
Issuances of common stock and related amounts	57	48
Common stock dividends	(700)	(668)
Cash premium and transaction costs for debt exchange	(47)	—
Net cash used for financing activities	(2,256)	(1,982)
Effect of exchange rate changes on cash and cash equivalents	1	24
Net increase in cash and cash equivalents	265	541
Cash and cash equivalents at beginning of period	2,391	2,168
Cash and cash equivalents at end of period	$2,656	$2,709

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
(In millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2009	$373	$—	$12,351	$(8,595)	4,129
Net earnings	—	—	1,943	—	1,943
Common stock dividends declared (a)	—	—	(973)	—	(973)
Stock-based awards and other	5	375	—	—	380
Common stock repurchases (b)	(20)	(375)	(1,171)	—	(1,566)
Other comprehensive loss	—	—	—	5	5
Balance at September 26, 2010	$358	$—	$12,150	$(8,590)	$3,918

(a)
Includes dividends ($0.63 per share) declared and paid in the first, second and third quarters. This amount also includes a dividend ($0.75 per share) that was declared on Sept. 23, 2010 and is payable on Dec. 31, 2010 to stockholders of record on Dec. 1, 2010.

(b)
We repurchased 3.6 million shares for $267.9 million during the third quarter. Year-to-date, we repurchased 19.8 million common shares for $1.6 billion. We have 9.0 million shares remaining under our share repurchase program as of Sept. 26, 2010.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
	September 26,	December 31,
	2010	2009
Backlog
(In millions)
Aeronautics	$24,000	$26,700
Electronic Systems	21,200	23,100
Information Systems & Global Solutions	9,600	10,600
Space Systems	15,700	16,800
Total	$70,500	$77,200

	THREE MONTHS ENDED		NINE MONTHS ENDED
Aircraft Deliveries	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
F-16	6	8	17	24
F-22	5	4	13	14
C-130J	7	4	16	10

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings (a)
Unaudited
(In millions, except per share data and percentages)

	THREE MONTHS ENDED		THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 28,	June 27,	March 29,	June 28,	September 27,	December 31,
	2010	2010	2009	2009	2009	2009	2008	2007

Net sales	$10,339	$11,295	$10,085	$10,940	$10,767	$12,203	$41,372	$40,726
Cost of sales	9,424	10,249	9,092	9,943	9,781	10,987	36,798	36,559
Gross profit	915	1,046	993	997	986	1,216	4,574	4,167
Other income, net	44	75	47	66	82	28	475	295
Operating profit	959	1,121	1,040	1,063	1,068	1,244	5,049	4,462
Interest expense	87	86	74	74	74	86	332	341
Other non-operating income (expense), net	28	(19)	(3)	46	54	26	(91)	189
Earnings from continuing operations before income taxes	900	1,016	963	1,035	1,048	1,184	4,626	4,310
Income tax expense	367	298	306	315	262	348	1,459	1,308
Earnings from continuing operations	533	718	657	720	786	836	3,167	3,002
Earnings (loss) from discontinued operations	14	107	9	14	11	(9)	50	31
Net earnings	$547	$825	$666	$734	$797	$827	$3,217	$3,033
Effective tax rate	40.8%	29.3%	31.8%	30.4%	25.0%	29.4%	31.5%	30.3%
Earnings per common share
Basic
Continuing operations	$1.43	$1.95	$1.67	$1.86	$2.06	$2.20	$7.92	$7.22
Discontinued operations	0.03	0.30	0.02	0.04	0.03	(0.01)	0.13	0.07
Basic earnings per common share	$1.46	$2.25	$1.69	$1.90	$2.09	$2.19	$8.05	$7.29
Diluted
Continuing operations	$1.42	$1.93	$1.66	$1.84	$2.04	$2.19	$7.74	$7.03
Discontinued operations	0.03	0.29	0.02	0.04	0.03	(0.02)	0.12	0.07
Diluted earnings per common share	$1.45	$2.22	$1.68	$1.88	$2.07	$2.17	$7.86	$7.10

(a)
In June 2010, we announced plans to divest EIG and PAE. In the second quarter, PAE was classified as discontinued operations and we reflected the IS&GS realignment in IS&GS' and Electronic Systems' results. EIG was classified as discontinued operations in the third quarter.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins (a)
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED		THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 28,	June 27,	March 29,	June 28,	September 27,	December 31,
	2010	2010	2009	2009	2009	2009	2008	2007
Net sales:
Aeronautics	$2,933	$3,146	$2,781	$3,086	$3,084	$3,250	$11,473	$12,303
Electronic Systems	3,276	3,528	3,169	3,395	3,254	3,714	12,803	12,046
Information Systems & Global Solutions	2,212	2,541	2,217	2,403	2,356	2,632	9,069	8,174
Space Systems	1,918	2,080	1,918	2,056	2,073	2,607	8,027	8,203
Total net sales	$10,339	$11,295	$10,085	$10,940	$10,767	$12,203	$41,372	$40,726

Operating profit:
Aeronautics	$324	$372	$355	$399	$397	$426	$1,433	$1,476
Electronic Systems	404	432	400	425	404	431	1,583	1,441
Information Systems & Global Solutions	194	224	215	209	212	259	919	853
Space Systems	213	245	212	224	236	300	953	856
Segment operating profit	1,135	1,273	1,182	1,257	1,249	1,416	4,888	4,626
Unallocated corporate expense, net	(176)	(152)	(142)	(194)	(181)	(172)	161	(164)
Total operating profit	$959	$1,121	$1,040	$1,063	$1,068	$1,244	$5,049	$4,462

Margins:
Aeronautics	11.0%	11.8%	12.8%	12.9%	12.9%	13.1%	12.5%	12.0%
Electronic Systems	12.3	12.2	12.6	12.5	12.4	11.6	12.4	12.0
Information Systems & Global Solutions	8.8	8.8	9.7	8.7	9.0	9.8	10.1	10.4
Space Systems	11.1	11.8	11.1	10.9	11.4	11.5	11.9	10.4
Total operating segments	11.0	11.3	11.7	11.5	11.6	11.6	11.8	11.4
Total consolidated	9.3%	9.9%	10.3%	9.7%	9.9%	10.2%	12.2%	11.0%

(a)
In June 2010, we announced plans to divest EIG and PAE. In the second quarter, PAE was classified as discontinued operations and we reflected the IS&GS realignment in IS&GS' and Electronic Systems' results. EIG was classified as discontinued operations in the third quarter.

LOCKHEED MARTIN CORPORATION
Selected Financial Data (a)
Unaudited
(In millions)
	THREE MONTHS ENDED		THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 28,	June 27,	March 29,	June 28,	September 27,	December 31,
	2010	2010	2009	2009	2009	2009	2008	2007
Depreciation and amortization of plant and equipment
Aeronautics	$47	$48	$47	$47	$49	$55	$190	$181
Electronic Systems	54	58	58	60	61	66	257	230
Information Systems & Global Solutions	14	14	14	17	17	18	61	65
Space Systems	43	44	43	42	46	51	166	136
Segments	158	164	162	166	173	190	674	612
Unallocated corporate expense, net	14	15	13	15	15	16	53	54
Total depreciation and amortization of plant and equipment	$172	$179	$175	$181	$188	$206	$727	$666

(a)
In June 2010, we announced plans to divest EIG and PAE. In the second quarter, PAE was classified as discontinued operations and we reflected the IS&GS realignment in IS&GS' and Electronic Systems' results. EIG was classified as discontinued operations in the third quarter.

LOCKHEED MARTIN CORPORATION
Backlog (a)
Unaudited
(In millions)

	March 28,	June 27,	March 29,	June 28,	September 27,	December 31,	December 31,
	2010	2010	2009	2009	2009	2009	2008
Backlog:
Aeronautics	$26,000	$24,400	$27,100	$27,900	$25,900	$26,700	$27,200
Electronic Systems	22,300	21,900	24,000	22,100	21,700	23,100	23,500
Information Systems & Global Solutions	10,300	9,600	11,000	10,000	9,900	10,600	11,500
Space Systems	15,700	16,600	17,800	18,400	18,000	16,800	17,900
Total backlog	$74,300	$72,500	$79,900	$78,400	$75,500	$77,200	$80,100

(a)
In June 2010, we announced plans to divest EIG and PAE. In the second quarter, PAE was classified as discontinued operations and we reflected the IS&GS realignment in IS&GS' and Electronic Systems' results. EIG was classified as discontinued operations in the third quarter.